Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton
	Chief Financial Officer	April 27, 2015
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. REPORTS

2015 FIRST QUARTER FINANCIAL RESULTS

Consolidated Results of Operations, As Reported and As Adjusted – Three-month periods ended March 31, 2015 and 2014:

KING OF PRUSSIA, PA – Universal Health Services, Inc. (NYSE: UHS) announced today that its reported net income attributable to UHS was $174.3 million, or $1.73 per diluted share, during the first quarter of 2015 as compared to $138.1 million, or $1.38 per diluted share, during the comparable quarter of 2014. Net revenues increased 14.8% to $2.23 billion during the first quarter of 2015 as compared to $1.94 billion during the first quarter of 2014.

For the three-month period ended March 31, 2015, our adjusted net income attributable to UHS, as calculated on the attached Schedule of Non-GAAP Supplemental Consolidated Statements of Income Information (“Supplemental Schedule”), increased approximately 31% to $179.5 million, or $1.78 per diluted share, as compared to $136.7 million, or $1.36 per diluted share, during the first quarter of 2014.

As reflected on the Supplemental Schedule, included in our reported results during the first quarter of 2015 is a net unfavorable after-tax impact of approximately $5.2 million, or $.05 per diluted share, related to the depreciation and amortization expense recorded in connection with the implementation of electronic health records (“EHR”) applications at our acute care hospitals.

As reflected on the Supplemental Schedule, included in our reported results during the first quarter of 2014 was an aggregate net favorable after-tax impact of approximately $1.4 million, or $.02 per diluted share, consisting of: (i) a favorable after-tax impact of $6.3 million, or $.07 per diluted share, resulting from a gain realized on the sale of a non-operating investment, and; (ii) a net unfavorable after-tax impact of approximately $4.9 million, or $.05 per diluted share, related to the incentive income and depreciation and amortization expense recorded in connection with the implementation of EHR applications.

Acute Care Services – Three-month periods ended March 31, 2015 and 2014:

During the first quarter of 2015, at our acute care hospitals owned during both periods (“same facility basis”), adjusted admissions (adjusted for outpatient activity) increased 5.7% and adjusted patient days increased 7.5%, as compared to the first quarter of 2014. Net revenues at these facilities increased 12.2% during the first quarter of 2015 as compared to the comparable quarter of the prior year. At these facilities, net revenue per adjusted admission increased 6.1% while net revenue per adjusted patient day increased 4.4% during the first quarter of 2015 as compared to the comparable quarter of 2014. On a same facility basis, the operating margin at our acute care hospitals increased to 21.6%

during the first quarter of 2015 as compared to 19.2% during the first quarter of 2014. We define operating margin as net revenues less salaries, wages and benefits, other operating expenses and supplies expense (excluding the impact of EHR and other items as indicated on the Supplemental Schedules).

The increased operating performance experienced at our acute care facilities during the first quarter of 2015, as compared to the comparable quarter in 2014, was due in part to continued improvement in general economic conditions as well as a decrease in the number of uninsured patients treated at our hospitals. The decrease in the number of uninsured patients treated at our acute care hospitals was due primarily to the favorable impact of the Affordable Care Act which includes the expansion of Medicaid in certain states in which we operate and the enrollment of patients in newly created commercial exchanges.

We provide care to patients who meet certain financial or economic criteria without charge or at amounts substantially less than our established rates. Because we do not pursue collection of amounts determined to qualify as charity care, they are not reported in net revenues or in accounts receivable, net. Our acute care hospitals provided charity care and uninsured discounts, based on gross charges, amounting to approximately $287 million and $320 million during the three-month periods ended March 31, 2015 and 2014, respectively. The provision for doubtful accounts at our acute care hospitals decreased to approximately $124 million during the three-month period ended March 31, 2015 as compared to $182 million during the comparable quarter of 2014. During the three-month period ended March 31, 2015, as compared to the comparable period of 2014, our acute care hospitals experienced a decrease in the aggregate of charity care, uninsured discounts and provision for doubtful accounts as a percentage of gross charges.

Behavioral Health Care Services – Three-month periods ended March 31, 2015 and 2014:

During the first quarter of 2015, at our behavioral health care facilities on a same facility basis, adjusted admissions increased 6.0% while adjusted patient days increased 2.6% as compared to the first quarter of 2014. At these facilities, net revenue per adjusted admission increased 0.4% while net revenue per adjusted patient day increased 3.7% during the first quarter of 2015 as compared to the comparable quarter in 2014. On a same facility basis, our behavioral health services’ net revenues increased 6.3% during the first quarter of 2015, as compared to the comparable quarter in 2014, and the operating margins were 28.6% and 27.7% during the three-month periods ended March 31, 2015 and 2014, respectively.

Share Repurchase Program:

During the third quarter of 2014, our Board of Directors authorized a stock repurchase program whereby, from time to time as conditions allow, we may spend up to $400 million to purchase shares of our Class B Common Stock on the open market or in negotiated private transactions. In conjunction with this program, during the first quarter of 2015, we repurchased 48,269 shares at an aggregate cost of $5.6 million. Since inception of the program through March 31, 2015, we repurchased 596,461 shares at an aggregate cost of $63.6 million.

Conference call information:

We will hold a conference call for investors and analysts at 9:00 a.m. eastern time on April 28, 2015. The dial-in number is 1-877-648-7971.

A live broadcast of the conference call will be available on our website at www.uhsinc.com. A replay of the call will be available following the conclusion of the live call and will be available for one full year.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Services, Inc. (“UHS”) is one of the nation’s largest hospital companies operating through its subsidiaries acute care hospitals, behavioral health facilities and ambulatory centers located throughout the United States, the United Kingdom, Puerto Rico and the U.S. Virgin Islands. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE:UHT). For additional information on the Company, visit our web site: http://www.uhsinc.com.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements and Risk Factors in our Form 10-K for the year ended December 31, 2014), may cause the results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

We believe that operating income, operating margin, adjusted net income attributable to UHS, adjusted net income attributable to UHS per diluted share and earnings before interest, taxes, depreciation and amortization (“EBITDA”), which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of material items that are nonrecurring or non-operational in nature including items such as, but not limited to, costs related to extinguishment of debt, gains on sales of assets and businesses, reserves for settlements, legal judgments and lawsuits, impairments of long-lived assets and other amounts that may be reflected in the current or prior year financial statements that relate to prior periods. To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2014. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

We incur health-care related taxes (“Provider Taxes”) imposed by states in the form of a licensing fee, assessment or other mandatory payment which are related to: (i) healthcare items or services; (ii) the provision of, or the authority to provide, the health care items or services, or; (iii) the payment for the health care items or services. Such Provider Taxes are subject to various federal regulations that limit the scope and amount of the taxes that can be levied by states in order to secure federal matching funds as part of their respective state Medicaid programs. We derive a related Medicaid reimbursement benefit from assessed Provider Taxes in the form of Medicaid claims based payment increases and/or lump sum Medicaid supplemental payments. Under these programs, including the impact of uncompensated care and upper payment limit programs, we earned revenues (before Provider Tax assessments) of approximately $66 million and $49 million during the three-months ended March 31, 2015 and 2014, respectively. These revenues were offset by assessments of $28 million during the first quarter of 2015 and $18 million during the first quarter of 2014, which are recorded in other operating expenses on the attached Condensed Consolidated Statement of Income. Prior to 2015, these assessments were recorded as a reduction to our net revenues. Accordingly, to conform with current year presentation, these assessments were reclassified on our Condensed Consolidated Statement of Income for the three-months ended March 31, 2014.

Our acute care hospitals are eligible for Medicare and Medicaid EHR incentive payments upon implementation of the EHR application, once they have demonstrated meaningful use of certified EHR technology for the applicable stage or have completed attestations to their adoption or implementation of certified EHR technology. However, there may be timing differences in the recognition of the incentive income and expenses recorded in connection with the implementation of the EHR application which may cause material period-to-period changes in our future results of operations. Pursuant to regulations, hospitals that do not qualify as a meaningful user of EHR by 2015 are subject to a reduced market basket update to the inpatient prospective payment system standardized amount in 2015 and each subsequent fiscal year. We believe that all of our acute care hospitals have met the applicable meaningful use criteria and therefore are not subject to a reduced market basked update to the inpatient prospective payment standardized amount in federal fiscal year 2015. Under the HITECH Act, hospitals must continue to meet the applicable meaningful use criteria in each fiscal year or they will be subject to a market basket update reduction in a subsequent fiscal year.

(more)

Universal Health Services, Inc.

Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2015	2014

Net revenues before provision for doubtful accounts	$2,380,101	$2,146,498
Less: Provision for doubtful accounts	154,748	208,184

Net revenues	2,225,353	1,938,314

Operating charges:
Salaries, wages and benefits	1,031,703	935,365
Other operating expenses	505,966	399,908
Supplies expense	238,741	215,798
Depreciation and amortization	98,998	93,359
Lease and rental expense	22,891	23,338
Electronic health records incentive income	0	(430)

	1,898,299	1,667,338

Income from operations	327,054	270,976
Interest expense, net	30,037	35,193

Income before income taxes	297,017	235,783
Provision for income taxes	102,694	83,931

Net income	194,323	151,852
Less: Income attributable to noncontrolling interests	20,024	13,774

Net income attributable to UHS	$174,299	$138,078

Basic earnings per share attributable to UHS (a)	$1.76	$1.40

Diluted earnings per share attributable to UHS (a)	$1.73	$1.38

Universal Health Services, Inc.

Footnotes to Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2015	2014

(a) Earnings per share calculation:

Basic and diluted:
Net income attributable to UHS	$174,299	$138,078
Less: Net income attributable to unvested restricted share grants	(68)	(70)

Net income attributable to UHS - basic and diluted	$174,231	$138,008

Weighted average number of common shares - basic	98,910	98,572

Basic earnings per share attributable to UHS:	$1.76	$1.40

Weighted average number of common shares	98,910	98,572
Add: Other share equivalents	1,737	1,585

Weighted average number of common shares and equiv. - diluted	100,647	100,157

Diluted earnings per share attributable to UHS:	$1.73	$1.38

Universal Health Services, Inc.

Schedule of Non-GAAP Supplemental Consolidated Statements of Income Information (“Supplemental Schedule”)

For the three months ended March 31, 2015 and 2014

(in thousands, except per share amounts)

(unaudited)

Calculation of “EBITDA”

	Three months ended March 31, 2015		Three months ended March 31, 2014

Net revenues before provision for doubtful accounts	$2,380,101		$2,146,498
Less: Provision for doubtful accounts	154,748		208,184

Net revenues	2,225,353	100.0%	1,938,314	100.0%

Operating charges:
Salaries, wages and benefits	1,031,703	46.4%	935,365	48.3%
Other operating expenses	505,966	22.7%	399,908	20.6%
Supplies expense	238,741	10.7%	215,798	11.1%
EHR incentive income	0	0.0%	(430)	0.0%

	1,776,410	79.8%	1,550,641	80.0%

Operating income/margin (“EBITDAR”)	448,943	20.2%	387,673	20.0%

Lease and rental expense	22,891		23,338
Income attributable to noncontrolling interests	20,024		13,774

Earnings before, depreciation and amortization, interest expense, and income taxes (“EBITDA”)	406,028	18.2%	350,561	18.1%

Depreciation and amortization	98,998		93,359
Interest expense, net	30,037		35,193

Income before income taxes	276,993		222,009
Provision for income taxes	102,694		83,931

Net income attributable to UHS	$174,299		$138,078

Calculation of Adjusted Net Income Attributable to UHS

	Three months ended March 31, 2015		Three months ended March 31, 2014
	Amount	Per Diluted Share	Amount	Per Diluted Share
Calculation of Adjusted Net Income Attributable to UHS - including and excluding EHR impact:
Net income attributable to UHS	$174,299	$1.73	$138,078	$1.38
Plus/minus adjustments:
Gain on sale of investment, net of income taxes	—	—	(6,330)	(0.07)

Adjusted net income attributable to UHS - including Electronic Health Records (“EHR”) impact	$174,299	$1.73	$131,748	$1.31

Plus/minus impact of EHR implementation:
EHR-related incentive income, pre-tax	—		(430)
EHR-related depreciation & amortization, pre-tax	9,306		9,290
EHR-related minority interest in earnings of consolidated entities, pre-tax	(964)		(966)
Income tax provision on EHR-related items	(3,109)		(2,948)

After-tax impact of EHR-related items	5,233	0.05	4,946	0.05

Adjusted net income attributable to UHS	$179,532	$1.78	$136,694	$1.36

Universal Health Services, Inc.

Consolidated Statements of Comprehensive Income

(in thousands)

(unaudited)

	Three months ended March 31,
	2015	2014

Net income	$194,323	$151,852
Other comprehensive income (loss):
Unrealized derivative gains (loss) on cash flow hedges	4,132	3,745
Amortization of terminated hedge	(84)	(84)
Foreign currency translation adjustment	(418)	0

Other comprehensive income before tax	3,630	3,661
Income tax expense related to items of other comprehensive income	1,497	1,354

Total other comprehensive income, net of tax	2,133	2,307

Comprehensive income	196,456	154,159
Less: Comprehensive income attributable to noncontrolling interests	20,024	13,774

Comprehensive income attributable to UHS	$176,432	$140,385

Universal Health Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$35,078	$32,069
Accounts receivable, net	1,383,964	1,282,735
Supplies	108,269	108,115
Deferred income taxes	109,402	114,565
Other current assets	80,524	77,654

Total current assets	1,717,237	1,615,138

Property and equipment	6,301,410	6,212,030
Less: accumulated depreciation	(2,610,630)	(2,532,341)

	3,690,780	3,679,689

Other assets:
Goodwill	3,297,436	3,291,213
Deferred charges	38,761	40,319
Other	340,141	348,084

	$9,084,355	$8,974,443

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$89,023	$68,319
Accounts payable and accrued liabilities	1,101,143	1,113,062
Federal and state taxes	65,106	1,446

Total current liabilities	1,255,272	1,182,827

Other noncurrent liabilities	277,617	268,555
Long-term debt	3,051,571	3,210,215
Deferred income taxes	280,662	282,214

Redeemable noncontrolling interest	254,843	239,552

UHS common stockholders’ equity	3,906,963	3,735,946
Noncontrolling interest	57,427	55,134

Total equity	3,964,390	3,791,080

	$9,084,355	$8,974,443

Universal Health Services, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three months ended March 31,
	2015	2014

Cash Flows from Operating Activities:
Net income	$194,323	$151,852
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	98,998	93,359
Gains on sales of assets and businesses, net of losses	0	(10,134)
Stock-based compensation expense	10,829	7,152
Changes in assets & liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(96,972)	(95,633)
Accrued interest	1,117	11,063
Accrued and deferred income taxes	79,050	65,321
Other working capital accounts	(29,829)	(34,999)
Other assets and deferred charges	(234)	9,982
Other	17,807	(3,833)
Accrued insurance expense, net of commercial premiums paid	22,748	21,302
Payments made in settlement of self-insurance claims	(26,562)	(20,793)

Net cash provided by operating activities	271,275	194,639

Cash Flows from Investing Activities:
Property and equipment additions, net of disposals	(89,276)	(92,387)
Proceeds received from sale of assets and businesses	0	11,450
Acquisition of property and businesses	(34,500)	(3,301)
Costs incurred for purchase and implementation of electronic health records application	0	(6,504)

Net cash used in investing activities	(123,776)	(90,742)

Cash Flows from Financing Activities:
Reduction of long-term debt	(158,871)	(109,054)
Additional borrowings	20,800	11,900
Repurchase of common shares	(28,767)	(13,993)
Dividends paid	(9,899)	(4,933)
Issuance of common stock	1,768	1,445
Excess income tax benefits related to stock-based compensation	20,807	11,750
Profit distributions to noncontrolling interests	(2,413)	(1,989)
Proceeds received from sale/leaseback of real property	12,551	0

Net cash used in financing activities	(144,024)	(104,874)

Effect of exchange rate changes on cash and cash equivalents	(466)	0

Increase (decrease) in cash and cash equivalents	3,009	(977)
Cash and cash equivalents, beginning of period	32,069	17,238

Cash and cash equivalents, end of period	$35,078	$16,261

Supplemental Disclosures of Cash Flow Information:
Interest paid	$27,158	$18,893

Income taxes paid, net of refunds	$2,876	$6,764

Noncash purchases of property and equipment	$33,082	$49,533

Universal Health Services, Inc.

Supplemental Statistical Information

(unaudited)

Same Facility:	% Change Quarter ended 3/31/2015

Acute Care Hospitals
Revenues	12.2%
Adjusted Admissions	5.7%
Adjusted Patient Days	7.5%
Revenue Per Adjusted Admission	6.1%
Revenue Per Adjusted Patient Day	4.4%

Behavioral Health Hospitals
Revenues	6.3%
Adjusted Admissions	6.0%
Adjusted Patient Days	2.6%
Revenue Per Adjusted Admission	0.4%
Revenue Per Adjusted Patient Day	3.7%

UHS Consolidated	First quarter ended
	3/31/2015	3/31/2014

Revenues	$2,225,353	$1,938,314
EBITDA (1)	$406,028	$350,561
EBITDA Margin (1)	18.2%	18.1%

Cash Flow From Operations	$271,275	$194,639
Days Sales Outstanding	56	56
Capital Expenditures	$89,276	$92,387

Debt	$3,140,594	$3,212,799
UHS’ Shareholders Equity	$3,906,963	$3,392,119
Debt / Total Capitalization	44.6%	48.6%
Debt / EBITDA (2)	2.14	2.39
Debt / Cash From Operations (2)	2.82	3.57

Acute Care EBITDAR Margin (3)	21.6%	19.2%
Behavioral Health EBITDAR Margin (3)	28.6%	27.7%

(1)	Net of Minority Interest
(2)	Latest 4 quarters
(3)	Same facility basis, before Corporate overhead allocation and minority interest.

Universal Health Services, Inc.

Selected Hospital Statistics

For the Three Months ended

March 31, 2015 and 2014

AS REPORTED:
	ACUTE			BEHAVIORAL HEALTH
	03/31/15	03/31/14	% change	03/31/15	03/31/14	% change
Hospitals owned and leased	24	24	0.0%	203	180	12.8%
Average licensed beds	5,792	5,757	0.6%	20,985	19,761	6.2%
Patient days	317,979	299,862	6.0%	1,443,066	1,334,736	8.1%
Average daily census	3,533.1	3,331.8	6.0%	16,034.1	14,830.4	8.1%
Occupancy-licensed beds	61.0%	57.9%	5.4%	76.4%	75.1%	1.7%
Admissions	65,419	62,700	4.3%	112,706	103,895	8.5%
Length of stay	4.9	4.8	1.6%	12.8	12.8	0.0%

Inpatient revenue	$4,328,767	$3,876,364	11.7%	$1,823,425	$1,608,899	13.3%
Outpatient revenue	2,284,712	1,957,491	16.7%	204,569	184,115	11.1%
Total patient revenue	6,613,479	5,833,855	13.4%	2,027,994	1,793,014	13.1%
Other revenue	88,675	34,547	156.7%	50,680	43,622	16.2%
Gross hospital revenue	6,702,154	5,868,402	14.2%	2,078,674	1,836,636	13.2%

Total deductions	5,431,864	4,711,405	15.3%	971,973	850,424	14.3%

Net hospital revenue before provision for doubtful accounts	1,270,290	1,156,997	9.8%	1,106,701	986,212	12.2%

Provision for doubtful accounts	124,350	182,350	-31.8%	30,356	25,865	17.4%

Net hospital revenue	$1,145,940	$974,647	17.6%	$1,076,345	$960,347	12.1%

SAME FACILITY:
	ACUTE			BEHAVIORAL HEALTH (1)
	03/31/15	03/31/14	% change	03/31/15	03/31/14	% change
Hospitals owned and leased	24	24	0.0%	180	180	0.0%
Average licensed beds	5,792	5,757	0.6%	19,859	19,761	0.5%
Patient days	317,979	299,862	6.0%	1,366,533	1,334,736	2.4%
Average daily census	3,533.1	3,331.8	6.0%	15,183.7	14,830.4	2.4%
Occupancy-licensed beds	61.0%	57.9%	5.4%	76.5%	75.1%	1.9%
Admissions	65,419	62,700	4.3%	109,838	103,895	5.7%
Length of stay	4.9	4.8	1.6%	12.4	12.8	-3.2%

(1)	Psychiatric Institute of Washington, Sun Coast BH, Fairfax Everett, Quail Run, Timberlawn of Garland and the UK facilities are excluded in both current and prior years. Palo Verde is excluded in both current and prior years January thru February.